Exhibit 10.19

CharterBank

SPLIT DOLLAR AGREEMENT

THIS SPLIT DOLLAR AGREEMENT (this “Agreement”) is entered into as of this 18th day June, 2010 by and between CharterBank (the “Employer”), and CURT KOLLAR, an individual resident of GEORIGA (hereinafter referred to as the “Executive”).

WHEREAS, to encourage the Executive to remain in the employ of the Employer, the Employer is willing to allocate a portion of the death proceeds of life insurance policy(ies) on the Executive’s life to the Executive’s beneficiary(ies). The Employer will pay life insurance premiums from its general assets.

NOW THEREFORE, in consideration of the foregoing premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Employer and the Executive hereby agree as follows.

ARTICLE 1

DEFINITIONS

Whenever used in this Agreement, the following words and phrases shall have the meanings specified:

1.1 “Administrator” means the Board of Directors of the Company or anyone designated by the Board of Directors of the Company as described in Article 5.

1.2 “Beneficiary” means the persons or estate entitled to benefits as determined under Article 3, if any, upon the death of the Executive.

1.3 “Beneficiary Designation Form” means the form established from time to time by the Administrator pursuant to which the Executive may designate one or more Beneficiaries.

1.4 “Insurer” means each life insurance carrier which has issued a life insurance policy on the life of the Executive that is owned by the Company or the Bank.

1.5 “Net Amount At Risk” means the difference in the death benefit payable by the Insurer and the cash value of any Policy.

1.6 “Policy” means any life insurance policy or policies owned by the Company or the Bank issued by an Insurer on the life of the Executive as detailed on Schedule “A”.

1.7 “Split Dollar Policy Endorsement” means the form required by the Administrator or the Insurer to indicate the Executive’s interest, if any, in a Policy on the Executive’s life.

ARTICLE 2

POLICY OWNERSHIP/INTERESTS

2.1 Employer Ownership. The Employer is the sole owner of the Policy and shall have the right to exercise all incidents of ownership. The Employer shall be the beneficiary of any death proceeds remaining after the Executive’s Interest has been paid under Section 2.2 of this Split Dollar Agreement.

2.2 Executive’s Interest. In the case of the Executive’s death the Executive shall have the right to designate the beneficiary(ies) of death proceeds distributed as follows:

(a)	If Executive dies prior to his Termination of Service and this Agreement is still in effect, a death benefit will be payable to the executive’s designated beneficiary equal to the lesser of, (i) FIVE HUNDRED THOUSAND and 00/100 dollars ($500,000.00); or (ii) one hundred percent (100%) of the portion of the insurance proceeds on the life of the Executive designated as Net Amount at Risk (NAR);

(b)

If the executive dies after retirement, but before the executive’s 80th birthday, and this Agreement is still in effect, a death benefit will be payable to the executive’s designated beneficiary equal to twenty-five percent (25%) of the portion of the insurance proceeds on the life of the Executive designated as Net Amount at Risk (NAR);

(c)

If the executive dies after retirement and on or after the executive’s 80th birthday, and this Agreement is still in effect, a death benefit will be payable to the executive’s designated beneficiary equal to the lesser of, (i) ONE HUNDRED THOUSAND and 00/100 dollars ($100,000.00);or (ii) one hundred percent (100%) of the portion of the insurance proceeds on the life of the Executive designated as Net Amount at Risk (NAR);

Subject to the terms of this Split Dollar Agreement, including but not limited to the Employer’s right to terminate this Split Dollar Agreement under Section 7.1, the Employer hereby endorses the Executive’s Interest to the Executive and agrees to execute any other or further documents that may be required to effectuate this Split Dollar Agreement.

2.3 Premium Payment. The Employer shall pay an amount equal to the planned premiums and other premium payments that might become necessary to keep the policy in force.

2.4 Imputed Income. The Employer shall impute income to the Executive in an amount equal to (a) the current term rate for the Executive’s age, multiplied by (b) the net death benefit payable to the Executive’s beneficiary(ies). The current term rate is the minimum amount required to be imputed under Revenue Rulings 64-328 and 66-110, or any subsequent applicable authority.

2.5 Internal Revenue Code Section 1035 Exchanges. The Executive recognizes and agrees that the Employer may, after this Executive Split Dollar Agreement is adopted, wish to exchange the Policy of life insurance on the Executive’s life for another contract of life insurance insuring the Executive’s life. Provided that the Policy is replaced (or intended to be replaced) with a comparable policy of life insurance, the Executive agrees to provide medical information and cooperate with medical insurance-related testing required by a prospective insurer for implementing the Policy or, if necessary, for modifying or updating to a comparable insurer.

ARTICLE 3

BENEFICIARIES

3.1 Beneficiary Designations. The Executive shall have the right to designate at any time a Beneficiary to receive any benefits payable under this Agreement upon the death of the Executive. The Beneficiary designated under this Agreement may be the same as or different from the beneficiary designation under any other benefit plan of the Employer in which the Executive participates.

3.2 Beneficiary Designation: Change. The Executive shall designate a Beneficiary by completing and signing the Beneficiary Designation Form and delivering it to the Plan Administrator or its designated agent. The Executive’s Beneficiary designation shall be deemed automatically revoked if the Beneficiary predeceases the Executive or if the Executive names a spouse as Beneficiary and the marriage is subsequently dissolved. The Executive shall have the right to change a Beneficiary by completing, signing, and otherwise complying with the terms of the Beneficiary Designation Form and the Plan Administrator’s rules and procedures, as in effect from time to time. Upon the acceptance by the Plan Administrator of a new Beneficiary Designation Form, all Beneficiary designations previously filed shall be cancelled. The Plan Administrator shall be entitled to rely on the last Beneficiary Designation Form filed by the Executive and accepted by the Plan Administrator before the Executive’s death.

3.3 Acknowledgment. No designation or change in designation of a Beneficiary shall be effective until received in writing by the Plan Administrator or its designated agent.

3.4 No Beneficiary Designation. If the Executive dies without a valid beneficiary designation, or if all designated Beneficiaries predecease the Executive, then the Executive’s spouse shall be the designated Beneficiary. If the Executive has no surviving spouse, the benefits shall be distributed to the personal representative of the Executive’s estate.

3.5 Facility of Payment. If a benefit is payable to a minor, to a person declared incapacitated, or to a person incapable of handling the disposition of his or her property, the Employer may direct payment of such benefit to the guardian, legal representative, or person having the care or custody of the minor, incapacitated person, or incapable person. The Employer may require proof of incapacity, minority, or guardianship as it may deem appropriate before distribution of the benefit. Distribution shall completely discharge the Employer from all liability for the benefit.

ARTICLE 4

GENERAL LIMITATIONS

4.1 Termination of Service. Notwithstanding any provision of this Agreement to the contrary, the Executive’s Interest in the Policy shall terminate upon a Termination of Service except as provided in Section 7.1 of this Agreement.

4.2 Removal. Notwithstanding any provision of this Agreement to the contrary, if the Executive is permanently prohibited from participating in the conduct of the Employer’s affairs by an order issued under section 8(e)(4) or (g)(1) of the Federal Deposit Insurance Act, 12 U.S.C. 1818(e)(4) or (g)(1), all obligations of the Employer under this Agreement shall terminate as of the effective date of the order.

4.3 Insurer. The Insurer shall be bound only by the terms of the Policy. Any payments the Insurer makes or actions it takes in accordance with the Policy shall fully discharge it from all claims, suits and demands of all entities or persons. The Insurer shall not be bound by or be deemed to have notice of the provisions of this Split Dollar Agreement.

ARTICLE 5

CLAIMS AND REVIEW PROCEDURES

5.1 Claims Procedure. If the Administrator denies part of or the entire claim, the claimant shall have the opportunity for a full and fair review by the Administrator of the denial, as follows:

5.1.1	Initiation: Written Claim. The claimant initiates a claim by submitting to the Administrator a written claim for the benefits.

5.1.2	Timing of Administrator Response. The Administrator shall respond to such claimant within 90 days after receiving the claim. If the Administrator determines that special circumstances require additional time for processing the claim, the Administrator can extend the response period by an additional 90 days by notifying the claimant in writing, prior to the end of the initial 90-day period, that an additional period is required. The notice of extension must set forth the special circumstances and the date by which the Administrator expects to render its decision.

5.1.3	Notice of Decision. If the Administrator denies part or all of the claim, then the Administrator shall notify the claimant in writing of such denial. The Administrator shall write the notification in a manner calculated to be understood by the claimant. The notification shall set forth:

(a)	the specific reasons for the denial,

(b)	a reference to the specific provisions of this Agreement on which the denial is based,

(c)	a description of any additional information or material necessary for the claimant to perfect the claim and an explanation of why it is needed,

(d)	an explanation of this Agreement’s review procedures and the time limits applicable to such procedures, and

(e)	a statement of the claimant’s right, if any, to bring a civil action under ERISA Section 502(a) following an adverse benefit determination on review.

5.2 Review Procedure. If the Administrator denies part or all of the claim, then the claimant shall have the opportunity for a full and fair review by the Administrator of the denial, as follows:

5.2.1	Initiation of Written Request. To initiate the review, the claimant must file with the Administrator a written request for review within 60 days after receiving the Administrator’s notice of denial.

5.2.2	Additional Submissions for Information Access. The claimant shall then have the opportunity to submit written comments, documents, records, and other information relating to the claim. The Administrator shall also provide the claimant, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the claimant’s claim for benefits.

5.2.3	Considerations on Review. In considering the review, the Administrator shall take into account all materials and information the claimant submits relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.

5.2.4	Timing of Administrator Response. The Administrator shall respond in writing to such claimant within 60 days after receiving the request for review. If the Administrator determines that special circumstances require additional time for processing the claim, then the Administrator can extend the response period by an additional 60 days by notifying the claimant in writing, prior to the end of the initial 60-day period, that an additional period is required. The notice of extension must set forth the special circumstances and the date by which the Administrator expects to render its decision.

5.2.5	Notice of Decision. The Administrator shall notify the claimant in writing of its decision on review. The Administrator shall write the notification in a manner calculated to be understood by the claimant. The notification shall set forth:

(a)	the specific reasons for the denial,

(b)	a reference to the specific provisions of this Agreement on which the denial is based,

(c)	a statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the claimant’s claim for benefits, and

(d)	a statement of the claimant’s right, if any, to bring a civil action under ERISA Section 502(a).

ARTICLE 6

ADMINISTRATION

6.1 Administration. This Split Dollar Agreement shall be administered by an Administrator, which shall consist of the Employer’s board of directors or such committee as the board shall appoint. The Executive may be a member of the Administrator. The Administrator shall also have the discretion and authority to:

(a)	make, amend, interpret, and enforce all appropriate rules and regulations for the administration of this Split Dollar Agreement and

(b)	decide or resolve any and all questions, including interpretations of this Split Dollar Agreement, as may arise in connection with the Split Dollar Agreement.

6.2 Named Agents In the administration of this Split Dollar Agreement, the Administrator may employ agents and delegate to them such administrative duties as it sees fit (including acting through a duly appointed representative) and may from time to time consult with counsel, who may be counsel to the Employer.

6.3 Binding Effect of Decisions. The decision or action of the Administrator with respect to any question arising out of or in connection with the administration, interpretation, and application of this Split Dollar Agreement and the rules and regulations promulgated hereunder shall be final and conclusive and binding upon all persons having any interest in this Split Dollar Agreement.

6.4 Indemnity of Administrator. The Employer shall indemnify and hold harmless the members of the Administrator against any and all claims, losses, damages, expenses, or liabilities arising from any action or failure to act with respect to this Split Dollar Agreement, except in the case of willful misconduct by the Administrator or any of its members.

6.5 Information. To enable the Administrator to perform its functions, the Employer shall supply full and timely information to the Administrator on all matters relating to the date and circumstances of the retirement, death, or Termination of Employment of the Executive and such other pertinent information as the Administrator may reasonably require.

ARTICLE 7

MISCELLANEOUS

7.1 Amendment and Termination. This Split Dollar Agreement shall terminate automatically if Executive terminates service with the Employer, for any reason, other than retirement, as defined in the Salary Continuation Plan between the executive and the bank dated January 1, 2009. This Split Dollar Agreement shall also terminate upon the occurrence of any one of the following:

(a)	Bankruptcy, receivership, or dissolution of the Employer, or

(d)	distribution of the death benefit proceeds in accordance with Section 2.2 above, or

(e)	if the Executive commits suicide within two years after the issuance of the Policy on the Executive’s life.

7.2 Binding Effect. This Agreement shall bind the Executive and the Employer and their beneficiaries, survivors, executors, administrators, and transferees.

7.3 Non-Transferability. Benefits under this Agreement cannot be sold, transferred, assigned, pledged, attached, or encumbered in any manner.

7.4 Tax Withholding. The Employer shall withhold any taxes that are required to be withheld from the benefits provided under this Agreement.

7.5 Applicable Law. Except to the extent preempted by the laws of the United States of America, the validity, interpretation, construction, and performance of this Agreement shall be governed by and construed in accordance with the laws of the State of Georgia, without giving effect to the principles of conflict of laws of such state.

7.6 Entire Agreement. This Agreement constitutes the entire agreement between the Employer and the Executive concerning the subject matter hereof. No rights are granted to the Executive’s beneficiary(ies) under this Agreement other than those specifically set forth herein.

7.7 Severability. If for any reason any provision of this Agreement is held invalid, such invalidity shall not affect any other provision of this Agreement not held invalid, and to the full extent consistent with law each such other provision shall continue in full force and effect. If any provision of this Agreement is held invalid in part, such invalidity shall not affect the remainder of such provision, and to the full extent consistent with law the remainder of such provision shall, together with all other provisions of this Agreement, continue in full force and effect.

7.8 Headings. The captions and section headings in this Agreement are included solely for convenience of reference and shall not affect the meaning or interpretation of any provision of this Agreement.

7.9 Notices. All notices, requests, demands, and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered by hand or mailed, certified or registered mail, return receipt requested, with postage prepaid, to the following addresses or to such other address as either party may designate by like notice.

(a)	If to the Employer, to:
The Board of Directors
CharterBank

(b)	If to the Executive, to:
CURT KOLLAR
340 Farrell-Tatum
LaGrange, GA 30240

and to such other or additional person or persons as either party shall have designated to the other party in writing by like notice.

7.10 Successors. By an assumption agreement in form and substance satisfactory to the Executive, the Employer shall require any successor (whether direct or indirect, by purchase, merger, consolidation, or otherwise) to all or substantially all of the business or assets of the Employer to expressly assume and agree to perform this Executive Split Dollar Agreement in the same manner and to the same extent that the Employer would be required to perform this Executive Split Dollar Agreement if no succession had occurred.

IN WITNESS WHEREOF, the Executive and a duly authorized Employer officer have executed this Agreement as of the day and year first written above.

EXECUTIVE	EMPLOYER
CharterBank

By:
CURT KOLLAR	Title:	SVP/Secretary to Board

AGREEMENT TO COOPERATE WITH INSURANCE UNDERWRITING INCIDENT TO

INTERNAL REVENUE CODE SECTION 1035 EXCHANGE

I acknowledge that I have read the Split Dollar Agreement and agree to be bound by its terms, particularly the covenant on my part set forth in section 2.5 of the Split Dollar Agreement to provide medical information and cooperate with medical insurance-related testing required by an insurer to issue a comparable insurance policy to cover the benefit provided under this Executive Split Dollar Agreement.

Witness	Executive